UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): December 2, 2009
Patriot Capital Funding, Inc.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	000-51459 (Commission File No.)	74-3068511 (I.R.S. Employer Identification No.)
Registrant’s telephone number, including area code: (203) 429-2700
Not Applicable
(Former name or former address,
if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01 Completion of Acquisition or Disposition of Assets.
On December 2, 2009, Patriot Capital Funding, Inc. (the “Company” or “Patriot”) was merged with and into Prospect Capital Corporation (“Prospect”) pursuant to the Agreement and Plan of Merger (the “Merger Agreement”) by and between Prospect and Patriot, dated August 3, 2009 (the “Merger”). As a result of the Merger, Patriot has ceased to exist as a separate corporation.
Pursuant to the terms of the Merger, each outstanding share of common stock of Patriot was converted into the right to receive 0.363992367 shares of Prospect common stock. In addition, outstanding shares of Patriot restricted stock became fully vested and all restrictions with respect to such shares of restricted stock lapsed immediately prior to the Merger. A number of shares of restricted stock were cancelled in exchange for a cash payment in an amount to cover tax obligations of the holders of the restricted stock, while the remaining shares of restricted stock participated in the Merger on the same basis as all outstanding shares of Patriot common stock. Additionally, outstanding Patriot stock options were cancelled in exchange for a payment in cash of $0.01 per share of common stock underlying the stock options.
Finally, pursuant to the terms of the Merger Agreement, Patriot paid a final dividend to its shareholders immediately prior to the consummation of the Merger in an amount equal to its undistributed net ordinary income and capital gains through December 2, 2009. The final dividend was paid in accordance with a recent IRS revenue procedure which allowed the Company to pay such dividend to shareholders up to 10% in cash and at least 90% in newly-issued shares of Patriot common stock. The amount of the final dividend was $0.38 per share. Shareholders who elected to receive the final dividend in shares of Patriot common stock received 100% of the final dividend in shares of Patriot common stock. Shareholders who elected to receive the final dividend in cash received approximately 86% of the final dividend in shares of common stock and approximately 14% in cash. Shareholders who made no election with respect to the final dividend received 90% of the final dividend in shares of Patriot common stock and 10% in cash. The shares of Patriot common stock issued in connection with the final dividend were converted into shares of Prospect common stock in accordance with the terms of the Merger Agreement.

Item 3.01	Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.
On December 2, 2009, in connection with the Merger, Patriot notified the NASDAQ Global Select Market of its intent to remove its common stock from listing and requested that the NASDAQ Global Select Market file a delisting application on Form 25 with the Securities and Exchange Commission to delist and deregister its common stock.
Item 5.01 Changes in Control of Registrant.
The information required by Item 5.01 is contained in Item 2.01 and is incorporated herein by reference.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December 2, 2009	PATRIOT CAPITAL FUNDING, INC.
/s/ Richard P. Buckanavage
Richard P. Buckanavage
President and Chief Executive Officer